Contact:	Frank J. Travea, III
President
Roebling Financial Corp, Inc.
(609) 499-9400

Roebling Financial Corp, Inc.

Roebling Bank

Route 130 and Delaware Avenue

Roebling, New Jersey 08554

OTC Bulletin Board “RBLG”

For Immediate Release
November 4, 2008

ROEBLING FINANCIAL CORP, INC.

ANNOUNCES FOURTH CASH DIVIDEND

Roebling, New Jersey --November 4, 2008, --Frank J. Travea, III, President of Roebling Financial Corp, Inc., the holding company for Roebling Bank, announced today that its Board of Directors has declared a cash dividend of $.10 per share payable to stockholders of record as of November 24, 2008.  Payment will be made on December 15, 2008. This is the Company’s fourth dividend since completing its second step conversion on September 30, 2004.

Mr. Travea indicated that the cash dividend is being paid to provide a return to stockholders, after considering the equity and profitability of the Company and the Bank. The payment of future dividends will be subject to the Board’s periodic review of the financial condition, earnings, and capital requirements of the Company and the Bank.

Roebling Bank is a federally chartered stock savings bank, which conducts its business from its main and branch office in Roebling, New Jersey, and branches in New Egypt, Westampton, and its newest location in Delran, New Jersey. The Bank’s deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation. At September 30, 2008, the Company had consolidated total assets and stockholders’ equity of approximately $154.7 million and $17.3 million, respectively. The Company’s common stock is quoted on the OTC Bulletin Board under the symbol “RBLG”.